NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com
NYSE: NWE News Release FOR IMMEDIATE RELEASE	Media Contact: Claudia Rapkoch (866) 622-8081 claudia.rapkoch@northwestern.com Investor Relations Contact: Dan Rausch (605) 978-2902 daniel.rausch@northwestern.com

MPSC RULES NORTHWESTERN ENERGY MAY REFILE GENERAL RATE FILING TO COMPLY WITH STATE MINIMUM FILING REQUIREMENTS

BUTTE, Mont. – Nov. 19, 2009 – NorthWestern Energy (NYSE:NWE) announced today that the Montana Public Service Commission (“MPSC”) recently determined that the Company’s general rate case filing on Oct. 16, 2009 did not meet the MPSC’s applicable minimum filing requirements, primarily related to allocated cost of service and rate design.

In its rate case filing, NorthWestern proposed a revenue requirement increase of approximately $1.96 million for its natural gas utility and approximately $15.5 million for its electric utility.

NorthWestern’s proposed filing also included new cost allocation between rate classes and rate designs. The proposals introduced an inclining block residential rate structure that would assign more costs to residential customers that use more energy within each rate class.  Under this methodology, some customers would see higher increases than the average residential customer while other residential customers may experience lower than average rates.

In response to the MPSC’s action, NorthWestern submitted a motion for reconsideration or in the alternative, if it is denied, a motion to bifurcate the general rate case into a revenue requirement proceeding and an allocated cost of service and rate design proceeding.  The Company believes the motion to reconsider bears merit because the filing does, in fact, comply with the MPSC’s filing requirements.  In addition, should the MPSC deny the motion for reconsideration, the motion to bifurcate would allow a separation of the overall revenue requirement from the allocated cost of service and rate design rules, allowing a proceeding on the revenue requirement to continue.

NorthWestern expects the MPSC to rule as early as next week on the motions.  If the MPSC’s initial determination stands, the Company expects to correct the deficiencies and re-file the rate case.  If a re-filing is required, the rate case decision likely would be delayed from the third quarter of 2010, as previously anticipated, to the fourth quarter of 2010.

About NorthWestern Energy
NorthWestern Energy provides electricity and natural gas in the Upper Midwest and Northwest, serving approximately 656,000 customers in Montana, South Dakota and Nebraska.  More information on NorthWestern Energy is available on the Company's Web site at www.northwesternenergy.com.

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NorthWestern Energy Provides General Rate Case Filing Update
November 18, 2009

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